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                                                                     EXHIBIT 8.2

                                             April 6, 1999

Vermont Financial Services Corp.
100 Main Street
Brattleboro, Vermont 05301
Attention: John D. Hashagen, Jr.,
President and Chief Executive Officer

Ladies and Gentlemen:

   In connection with the Agreement and Plan of Merger, dated as of December 16, 1998, by and among Chittenden Corporation, a Vermont corporation ("Chittenden"), Chittenden Acquisition Subsidiary, Inc., a Delaware corporation and wholly-owned subsidiary of Chittenden ("CASI"), and Vermont Financial Services Corp., a Delaware corporation ("VFSC"), which agreement, and all other agreements contemplated thereby, are collectively referred to herein as the "Agreement," this opinion is furnished to you to be filed as Exhibit 8.2 to the Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") filed on the date hereof with the Securities and Exchange Commission. Capitalized terms used herein without definition have the meanings ascribed to them in the Registration Statement or in the Agreement, as the context may require. "Code" shall mean the Internal Revenue Code of 1986, as amended.

   Facts. Pursuant to the Agreement, (i) CASI will merge (the "Merger") with and into VFSC such that VFSC is the surviving corporation in the Merger and continues its corporate existence under the laws of the State of Delaware as a wholly-owned subsidiary of Chittenden, and (ii) VFSC (as the surviving corporation in the Merger) will merge (the "Subsequent Merger," and together with the Merger, the "Mergers") with and into Chittenden such that Chittenden is the surviving corporation in the Subsequent Merger and continues its corporate existence under the laws of the State of Vermont.

   Assumptions. In rendering our opinions, we have with your permission assumed the accuracy of the following assumptions as of the Effective Time, and we have assumed that the Mergers will be consummated pursuant to the terms of and in accordance with the Agreement. These assumptions are not based upon written representations, but in rendering our closing opinion as required by Section
8.8 of the Agreement, we will require Chittenden and VFSC to execute written representations confirming the accuracy of these assumptions as of the Effective Time.

A. In accordance with Section 2.5 of the Agreement, the parties to the Agreement intend that both the Merger and the Subsequent Merger be consummated pursuant to one integrated plan. CASI is a newly formed corporation, wholly owned by Chittenden, that was created for the specific and sole purpose of consummating the Merger, it has not conducted any business activities, it has no operating assets, and it has no liabilities. Following the Merger and prior to the Subsequent Merger, in each case except pursuant to the Subsequent Merger, Chittenden: (i) will not liquidate VFSC;
   (ii) will not cause or permit the merger of VFSC with or into another corporation; (iii) will not sell or otherwise dispose of any of the stock of VFSC; (iv) will not cause or permit VFSC to issue additional shares of stock; or (v) will not cause or permit VFSC to issue any warrants, options, convertible securities, or any other type of right pursuant to which any person could acquire stock in VFSC.

B. The fair market value of the Chittenden Common Stock and cash for fractional shares received by each VFSC shareholder in the Merger will be approximately equal to the fair market value of the VFSC Common Stock surrendered in exchange therefor.
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C. Neither Chittenden nor any person related to Chittenden has any plan or intention to reacquire, either directly or indirectly through an affiliate or agent, any of the Chittenden stock issued in the Merger, and Chittenden has no plan or intention to make any extraordinary distribution with respect to such stock. Shares of Chittenden stock acquired or redeemed prior or subsequent to the Merger will be considered for purposes of this assumption.

D. Following the Merger and prior to the Subsequent Merger, Chittenden will not cause or permit VFSC to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business. Chittenden has no plan or intention to sell or otherwise dispose of any of the assets of VFSC acquired in the Subsequent Merger, except: (i) for dispositions made in the ordinary course of business; or (ii) upon advice of tax counsel that the transfer is permitted by Section 368(a)(2)(C) of the Code and the administrative authorities under Section 368 of the Code.

E. At the Effective Time, the liabilities of VFSC and the liabilities to which its assets are subject will have been incurred by VFSC in the ordinary course of its business. All liabilities of VFSC incurred following the Merger and prior to the Subsequent Merger, including those to which VFSC's assets are subject (if any), will be incurred by VFSC in the ordinary course of its business.

F. Following the Merger and prior to the Subsequent Merger, VFSC will continue its historic business or use a significant portion of its historic business assets in a business. Following the Subsequent Merger, Chittenden will continue the historic business of VFSC or use a significant portion of VFSC's historic business assets in a business.

G. Other than as provided in the Agreement, each of Chittenden, CASI, VFSC and the shareholders of VFSC has paid and will pay all and only its respective expenses, if any, incurred in connection with each of the Mergers.

H. There is no intercorporate indebtedness existing between or among any of Chittenden, VFSC, or CASI that was issued, acquired, or will be settled at a discount.

I. None of Chittenden, CASI, or VFSC is an investment company, and following the Merger and prior to the Subsequent Merger, Chittenden will not become, and Chittenden will not cause or permit VFSC to become, an investment company. As used in this assumption, investment company means any of: (i) a regulated investment company; (ii) a real estate investment trust; or (iii) a corporation fifty percent (50%) or more of the value of whose total assets are stock and securities, and eighty percent (80%) or more of the value of whose total assets are assets held for investment. In making the fifty-percent and eighty-percent determinations under the preceding sentence:

  . stock and securities in any subsidiary corporation are disregarded; the parent corporation is deemed to own its ratable share of the subsidiary's assets; and a corporation is considered a subsidiary for these purposes if the parent owns fifty percent (50%) or more of the combined voting power of all classes of stock entitled to vote, or fifty percent (50%) or more of the total value of shares of all classes of stock outstanding; and

  . the determination of a corporation's total assets excludes: cash and cash items (including receivables); government securities; and assets acquired (through incurring indebtedness or otherwise) for purposes of ceasing to be an investment company; and

  . securities include obligations of state and local governments, commodity futures contracts, shares of regulated investment companies and real estate investment trusts, and other investments constituting a security within the meaning of the federal securities laws.

J. None of Chittenden, CASI, or VFSC is in, and Chittenden will not cause or permit VFSC to enter into, a bankruptcy, insolvency, receivership, foreclosure, or similar case or proceeding under federal or state law.


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K. From the Effective Time and through the Subsequent Effective Time, each of the fair market value and the aggregate adjusted tax bases of the assets of VFSC will equal or exceed the sum of VFSC's liabilities, plus the amount of the liabilities, if any, to which such assets are subject.

L. The payment of cash in lieu of fractional shares of Chittenden Common Stock is solely for the purpose of avoiding the expense and inconvenience to Chittenden of issuing fractional shares and does not represent separately-bargained-for consideration. The total cash consideration that will be paid in the Merger to the shareholders of VFSC instead of issuing fractional shares of Chittenden Common Stock will not exceed three percent (3%) of the total consideration that will be issued in the Merger to the shareholders of VFSC in exchange for their shares of VFSC stock. The fractional share interests of each shareholder of VFSC will be aggregated, and no shareholder of VFSC will receive, for such shareholder's fractional share interests, cash in an amount equal to or greater than the value of one full share of Chittenden Common Stock.

M. Any compensation paid by Chittenden or an affiliate of Chittenden to any shareholder-employee or shareholder-consultant of VFSC will be for services actually rendered or to be rendered and will be commensurate with amounts paid to third parties bargaining at arm's length for similar services. None of the compensation paid to any such shareholder-employee or shareholder-consultant of VFSC will be separate consideration for, or allocable to, any of his VFSC shares. None of the Chittenden Common Stock received by any such shareholder-employee or shareholder-consultant of VFSC pursuant to the Merger will be separate consideration for, or allocable to, any employment, consulting, or similar agreement or arrangement.

N. At all times during the five-year period ending at the Effective Time, the fair market value of all of VFSC's United States real property interests has been less than fifty percent (50%) of the total fair market value of: (i) its United States real property interests; (ii) its interests in real property located outside the United States; plus (iii) any other of its assets which are used or held for use in a trade or business. United States real property interests include all interests (other than an interest solely as a creditor) in real property and associated personal property (such as movable walls and furnishings) located in the United States or the Virgin Islands and interests in any corporation (other than a controlled corporation) owning any United States real property interest. VFSC is treated as owning its proportionate share (based on the relative fair market value of its ownership interest to all ownership interests) of the assets owned by any controlled corporation or any partnership, trust, or estate in which VFSC is a partner or beneficiary, and any such entity in turn is treated as owning its proportionate share of the assets owned by any controlled corporation or any partnership, trust, or estate in which the entity is a partner or beneficiary. As used in this assumption, "controlled corporation" means any corporation at least fifty percent (50%) of the fair market value of the stock of which is owned by VFSC, in the case of a first-tier subsidiary of VFSC, or by a controlled corporation, in the case of a lower-tier subsidiary.

O. Following the Merger and prior to the Subsequent Merger, VFSC will hold at least ninety percent (90%) of the fair market value of its net assets and at least seventy percent (70%) of the fair market value of its gross assets held immediately prior to the Merger. For purposes of this assumption, amounts used by VFSC to pay reorganization expenses, and all redemptions and distributions made by VFSC in contemplation of the Merger (except for regular, normal dividends, e.g., as contemplated by Section 5.3 of the Agreement) are included as assets of VFSC held immediately prior to the Merger. Moreover, liabilities of VFSC to pay reorganization expenses are excluded from the computation of the fair market value of its net assets immediately prior to the Merger.

P. No dividends or distributions have been made with respect to the stock of VFSC immediately preceding or in contemplation of the Merger, other than regular, normal dividends as contemplated by Section 5.3 of the Agreement.

Q. Chittenden does not own nor has it owned during the past five years, in either case directly or indirectly through subsidiaries or other affiliates, any stock of VFSC other than shares held in a fiduciary capacity.

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R. In the Merger, shares of VFSC stock representing control of VFSC will be exchanged solely for voting stock of Chittenden and no shares of VFSC stock will be exchanged for cash or other property originating with Chittenden (except for cash in lieu of fractional shares). Further, no liabilities of VFSC's shareholders will be assumed by Chittenden. As used in this assumption, "control" means the ownership of stock possessing at least eighty percent (80%) of the total combined voting power of all classes of stock entitled to vote and at least eighty percent (80%) of the total number of shares of all other classes (and each other class) of stock of a corporation.

   Opinions. Based on the foregoing facts and assumptions, and assuming the accuracy thereof, we are of the opinion that, for federal income tax purposes:

1. The Mergers will qualify as a reorganization within the meaning of Section 368(a) of the Code.

2. Chittenden and VFSC will each be "a party to a reorganization" within the meaning of Section 368(b) of the Code.

3. No gain or loss will be recognized by a VFSC shareholder as a result of the Mergers, except with respect to cash received by such shareholder in lieu of fractional shares of Chittenden Common Stock (as discussed below). Sections 354 and 356 of the Code.

4. The aggregate basis in Chittenden Common Stock received in the Merger by a VFSC shareholder will equal such shareholder's basis in the VFSC stock surrendered in exchange therefor, decreased by any basis allocable to cash received in lieu of fractional shares (as discussed below). Section 358 of the Code.

5. The holding period of Chittenden Common Stock received in the Merger by a VFSC shareholder will include his holding period of VFSC stock surrendered in exchange therefor, provided that such VFSC stock surrendered was held as a capital asset on the date of the Merger. Section 1223(1) of the Code.

6. A VFSC shareholder who receives cash in the Merger in lieu of a fractional share interest in Chittenden Common Stock will be treated as if (i) the fractional share interest was actually received by such shareholder as part of the Merger, (ii) basis was allocated proportionately to such fractional share interest in the manner described above, and (iii) such fractional share interest was then redeemed by Chittenden, with the result that the cash that the shareholder receives in lieu of a fractional share interest is treated as having been received in full payment in a taxable sale of the fractional share interest redeemed as provided in Section 302(a) of the Code.

   No opinion is expressed concerning the consequences to any party of any matter other than those specifically addressed above, and in particular, we express no opinion with respect to the state or local tax treatment of the Merger. In addition, the above opinions may in certain circumstances be inapplicable to VFSC shareholders who received their VFSC stock pursuant to the exercise of employee stock options or otherwise as compensation, in that special Code provisions applicable in the compensation context may provide for different results.

   Miscellaneous. The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion is not intended to satisfy the closing opinion required by Section 8.8 of the Agreement, which closing opinion will be delivered at the Effective Time and be based upon executed representations made by Chittenden and VFSC.

   This opinion is intended solely for the benefit and use of Vermont Financial Services Corp. and its shareholders, and it is not to be used, released, quoted, or relied upon by anyone else for any purpose (other than as required by law) without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm made therein under the captions "LEGAL MATTERS" and "MATERIAL FEDERAL INCOME TAX CONSEQUENCES--Tax Consequences of the

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Merger". In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Securities and Exchange Commission promulgated thereunder.

                                             Very truly yours,

                                             /s/ Sullivan & Worcester LLP
                                             SULLIVAN & WORCESTER LLP

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